Exhibit 99.2

Investor/Media Contact:

Mark Francois

Senior Director, Investor Relations

Alphatec Spine, Inc.

(760) 494-6610

mfrancois@AlphatecSpine.com

ALPHATEC SPINE POSTPONES 2013 ANNUAL MEETING OF STOCKHOLDERS TO JUNE 21, 2013

AND SUPPLEMENTS PROXY STATEMENT

CARLSBAD, CA, June 11, 2013 – Alphatec Holdings, Inc. (Nasdaq: ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets physician-inspired solutions for patients with spinal disorders, today announced that it has postponed its 2013 Annual Meeting of Stockholders, originally scheduled for Monday, June 17, 2013. The Annual Meeting will now take place on Friday, June 21, 2013, at 2:00 P.M., Pacific Time at the Company’s corporate headquarters, which are located at 5818 El Camino Real, Carlsbad, CA 92008.

The Company also announced that it has supplemented its Proxy Statement for the 2013 Annual Meeting to add a new proposal to approve an amendment to the Alphatec Holdings, Inc. Amended and Restated 2005 Employee, Director and Consultant Stock Plan to increase the per person annual award limit contained in the Plan from 200,000 shares to 1,500,000 shares per year and to provide additional disclosure with respect to certain other proposals in the Proxy Statement. The Company postponed the Annual Meeting in order to provide additional time for stockholders to review the additional proposal and revised disclosures.

Formal notice of the rescheduled meeting, the Supplement to the Company’s Proxy Statement and new proxy cards are being mailed to the Company’s stockholders. More information on the Annual Meeting can be found in the Company’s Proxy Statement and the Supplement thereto, which are available in the “Financial Information” section of the “Investor Relations” section of the Company’s website at www.alphatecspine.com, and on the website of the U.S. Securities and Exchange Commission at www.sec.gov.

The record date for the Annual Meeting has not changed as a result of the change in the meeting date. Stockholders of record at the close of business on April 23, 2013 are entitled to notice of, and to vote at, the 2013 Annual Meeting and any adjournment or postponement of the meeting. Stockholders are encouraged to vote by telephone, the Internet or mail prior to the Annual Meeting, whether or not they plan to attend the meeting. Stockholders who wish to vote on the new proposal or change their votes on the other proposals must submit a new proxy and will revoke all prior proxies by doing so. See the information in the Company’s Proxy Statement and the Supplement thereto regarding voting procedures.

About Alphatec Spine

Alphatec Spine, Inc., a wholly owned subsidiary of Alphatec Holdings, Inc., is a medical device company that designs, develops, manufactures and markets physician-inspired products and solutions for the treatment of spinal disorders associated with trauma, congenital deformities, disease and degeneration. The Company’s mission is to combine innovative surgical solutions with world-class customer service to improve outcomes and patient quality of life. The Company and its affiliates market products in the U.S. and in over 50 countries internationally via a direct sales force and independent distributors. Additional information can be found at www.alphatecspine.com.

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